EXHIBIT 10.2

Phantom Stock Appreciation unit

Granted by

SALISBURY BANCORP, INC.

under the

SALISBURY BANCORP, INC. 2015 PHANTOM STOCK APPRECIATION UNIT
AND LONG-TERM INCENTIVE PLAN

This phantom stock appreciation unit agreement (“Agreement”) is and shall be subject in every respect to the provisions of 2015 Phantom Stock Appreciation Unit and Long-Term Incentive Plan (the “Plan”) of Salisbury Bancorp, Inc. (the “Company”).  The individual recipient of this Agreement (the “Participant”) hereby accepts the award (“Award”) of phantom stock appreciation units (“Phantom Stock Appreciation Units”) made hereunder, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board of Directors of the Company (“Board”) shall be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  A copy of the Plan has been provided to the Participant.  Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

             1. Name of Participant:

             2. Date of Grant:         _____________

3.	Total number of Phantom Stock Appreciation Units, that are subject to this Award: ___________ (subject to adjustment pursuant to Section 9 hereof).

4.	Strike Price per Phantom Stock Appreciation Unit: $________

(subject to adjustment pursuant to Section 9 below)

5.	Vesting Date of Phantom Stock Appreciation Units: ________________________

6.
Vesting Schedule.  Except as otherwise provided in this Agreement, the Phantom Stock Appreciation Units subject to this Award shall vest on the third anniversary of the Date of Grant (the “Determination Date”) so long as the Participant remains in the employ/service of the Company or its subsidiary.  Vesting will automatically accelerate pursuant to Section 4.1 of the Plan (in connection with a Change in Control) or Section 2.5 of the Plan (in the event of death or Disability).

7.
               Settlement of Awards.  Phantom Stock Appreciation Units that have vested shall be settled by a payment of the cash value of the Award, which will be equal to the difference between the Strike Price and the Tangible Book Value of a share of the Company’s Stock on the Determination Date.  The cash payment shall be made within seventy five (75) days of the Determination Date.

            8.                 Change in Control.

8.1
               In the event of a Change in Control (as defined in Section 4.3 of the Plan), all Phantom Stock Appreciation Units held by the Participant will become fully vested as set forth in Section 4.1 of the Plan.  The cash value of the Phantom Stock Appreciation Units will be paid to the Participant within 75 days after the Change in Control.

8.2
               The cash value on a Change in Control shall be determined by multiplying the Tangible Book Value of a share of the Company’s stock by the “Price”-to- “Tangible Book Value” multiple of a share of the Company’s common stock (where the Price reflects the merger consideration per share) and then subtracting the Strike Price.

9.	Adjustment Provisions. This Phantom Stock Appreciation Unit shall be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

10.
              Termination of Phantom Stock Appreciation Unit and Accelerated Vesting.  This Phantom Stock Appreciation Unit shall vest upon the Determination Date unless vested or terminated earlier, due to any of the following:

10.1
Death.  This Phantom Stock Appreciation Unit shall vest in full in the event of the Participant’s Termination of Service by reason of the Participant’s death.  Payment of the cash value of the Phantom Stock Appreciation Units will be made no later than 75 days after the Participant’s Separation from Service.

10.2
Disability.  This Phantom Stock Appreciation Unit shall vest in full in the event of the Participant’s Termination of Service by reason of Disability.  Payment of the cash value of the Phantom Stock Appreciation Units will be made no later than 75 days after the Participant’s Separation from Service.

10.3
Termination without Cause or for Good Reason.  This Phantom Stock Appreciation Unit shall vest in full in the event of the Participant’s involuntary termination without Cause or voluntary resignation for Good Reason.  Payment of the cash value of the Phantom Stock Appreciation Units will be made no later than 75 days after the Participant’s Separation from Service.

10.4
Termination for Cause.  If the Participant’s Service has been terminated for Cause, this Phantom Stock Appreciation Unit shall immediately terminate and be of no further force and effect.  The Board of Directors shall have sole authority and discretion to determine whether the Participant’s employment has been terminated for Cause.

10.5
Other Termination.  If the Participant’s Service terminates voluntarily or for any reason other than death, Disability, involuntary termination without cause, or resignation for Good Reason, this Phantom Stock Appreciation Unit shall immediately terminate and be of no further force and effect.

11.
         Benefit Subject to Claw-back Policy.  If the Participant is or becomes a “named executive officer” within the meaning of Item 402(a)(3) or Item 402(m)(3) of Regulation S-K under the Securities Exchange Act of 1934, the Participant hereby agrees that the Participant’s right to the cash payment provided under this Agreement is subject to the Claw-Back Policy adopted by the Company on December 12, 2012.

           12.           Miscellaneous.

12.1	No Phantom Stock Appreciation Unit shall confer upon the Participant any rights as a stockholder of the Company.

12.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

12.3
Except as otherwise provided by the Committee, Phantom Stock Appreciation Units under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

12.4	This Phantom Stock Appreciation Unit shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its principles of conflicts of laws.

12.5	The granting of this Phantom Stock Appreciation Unit does not confer upon the Participant any right to be retained in the employ or service of the Company or any subsidiary.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Phantom Stock Appreciation Unit set forth above.

SALISBURY BANCORP, INC.

By: ___________________________
Its: ___________________________

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Phantom Stock Appreciation Unit and agrees to the terms and conditions hereof, including the terms and provisions of the Salisbury Bancorp, Inc. 2015 Phantom Stock Appreciation Unit and Long-Term Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Plan.

PARTICIPANT

                                                                                                                 _____________________________